Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. Athan Dounis
China TransInfo Technology Corp	Email: athan.dounis@ccgir.com
Email: ir@ctfo.com	Tel: +1-646-213-1916
Tel: +86 10 - 5169 1657	Website: www.ccgirasia.com

China TransInfo Announces Third Quarter 2010 Results

Beijing, China – November 12, 2010, China TransInfo Technology Corp. (NASDAQ: CTFO) ("China TransInfo" or the "Company"), a leading provider of comprehensive intelligent transportation solutions and traffic information services in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the "Group Company"), today reported its unaudited financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

  Revenue increased 82.8% year-over-year to $35.0 million

  Gross profit increased 43.7% year-over-year to $10.6 million

  Operating income increased 20.9% year-over-year to $5.1 million

  Net income increased 6.9% year-over-year to $4.3 million, or $0.17 per diluted share

  Adjusted net income, which excludes non-cash stock based compensation expense of $416,278 and amortization expense of intangibles from acquisitions of $47,482, increased 16.4% year-over-year to $4.7 million, or $0.19 per diluted share*

  The Company was awarded electronic toll collection ("ETC") contracts totaling RMB 44.6 million (approximately $6.7 million) in Shanxi Province, Shandong Province and Sichuan Province

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 2

  “We continued to experience strong demand for our solutions and services during the third quarter, which resulted in continued growth in our revenues,” commented by Mr. Shudong Xia, Chairman and Chief Executive Officer. “The transportation information industry in China is growing rapidly due to increased demand from both government and the public for advanced transportation information solutions and services to support more effective and efficient transportation networks in China. China TransInfo is uniquely positioned to take advantage of the many opportunities in this market. Currently, all of our revenues fall under our government solutions business, whose revenue model is project-based. We expect continued strong growth in our existing government solutions business, but also in our services business, which we expect to begin contributing to our revenues by the end of 2010.

  “Within our services business, we are particularly excited about our fleet management business, which targets a vast potential market opportunity of over 10 million commercial vehicles nationally. As we previously announced, China TransInfo received authorization from the PRC Ministry of Transportation to construct a national fleet management service system and was awarded the position of sole service provider of this national system. This authorization includes constructing the provincial fleet management service system and providing fleet management services in the following 12 provinces and municipalities: Beijing, Tianjin, Hebei, Henan, Hunan, Guizhou, Hainan, Guangxi, Qinghai, Shaanxi, Gansu and Xinjiang. Other services businesses that we expect to contribute to our revenues include our consumer service business, where we look forward to providing dynamic traffic information services and other value-added services to vehicles and drivers in China through in-car terminals and/or smart phones. We believe the addition of our services business to our existing project-based government solutions business will improve the profitability and predictability of our future financial performance, because our services business is higher margin and has a recurring revenue business model.”

  (*) See the table following this press release for a reconciliation of net income and diluted EPS to exclude non-cash stock based compensation expense and amortization expense of intangibles from acquisitions.

  Third Quarter 2010 Results

  For the quarter ended September 30, 2010, revenue increased 82.8% to $35.0 million from $19.2 million in the comparable period of 2009. Approximately 79.1% of this increase is attributable to the increase in transportation revenue mainly resulting from the Company’s expanded business as a result of the acquisition of UNISITS. Revenue from products and applications in the transportation business sector was $29.9 million, or 85.4% of total revenue, compared to $17.4 million, or 90.7% of total revenue, in the same period last year. The remainder of revenue was derived from the digital city, land & resources, and other business sectors. For the third quarter, UNISITS contributed approximately $21.8 million of sales.

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 3

  The Company’s gross profit increased 43.7% to $10.6 million in the third quarter of 2010 compared to $7.4 million in the same period of 2009. Gross margin declined to 30.2% from 38.4% in the third quarter of 2009. The decrease in gross margin resulted from the consolidation of UNISITS’ financials. UNISITS’ business involves more hardware components, which have much lower gross margins when compared to the products and services of the Company’s non-UNISITS transportation business.

  Operating expenses were $5.4 million compared to $3.1 million in the third quarter of 2009. The increase was primarily due to the Company’s expansion initiatives, enhanced research and development efforts, and higher staffing and professional fees. Selling expenses increased 12.5% to $0.63 million, or 1.8% of sales, in the third quarter of 2010, from $0.56 million, or 2.9% of sales, during the same period of 2009. The decrease in selling expenses as a percentage of sales was primarily because the Company won many contracts from repeat customers due to its technology leadership and reputation rather than through aggressive sales and marketing efforts.

  Operating income increased 20.9% to $5.1 million compared to $4.3 million in the third quarter of 2009.

  Non-operating income was $0.4 million in the third quarter of 2010 compared to $0.2 million in the third quarter of 2009. The increase was mostly due to subsidy income related to government high technology grants.

  Net income increased 6.9% to $4.3 million, or $0.17 per diluted share, compared to $4.0 million, or $0.18 per diluted share, in the same period of 2009. Adjusted net income, which excludes non-cash stock based compensation expense of $416,278 and amortization expense of intangibles from acquisitions of $47,482, increased 16.4% to $4.7 million, or $0.19 per diluted share, compared to $4.0 million, or $0.18 per diluted share, in the comparable period of 2009.* Weighted average diluted shares outstanding increased to 25.3 million shares from 22.6 million shares in the third quarter of 2009.

  (*) See the table following this press release for a reconciliation of net income and diluted EPS to exclude non-cash stock based compensation expense and amortization expense of intangibles from acquisitions.

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 4

  Nine Months Results

  Revenue for the nine months ended September 30, 2010, increased 138.2% to $84.0 million compared to $35.3 million in the same period of 2009. Gross profit increased 86.8% to $28.7 million from $15.4 million a year ago. Operating income grew 56.5% to $13.4 million from $8.6 million in the first nine months of 2009. Net income increased 17.0% to $9.6 million, or $0.39 per diluted share compared to net income of $8.2 million, or $0.37 per diluted share, in the first nine months of 2009. Adjusted net income, which excludes non-cash stock based compensation expense of $1,247,043 and amortization expense of intangibles from acquisitions of $141,657, increased 30.5% to $11.0 million, or $0.45 per diluted share, compared to $8.4 million, or $0.38 per diluted share, in the first nine months of 2009.* Weighted average diluted shares outstanding increased to 24.5 million shares from 22.5 million shares in the first nine months of 2009.

  (*) See the table following this press release for a reconciliation of net income and diluted EPS to exclude non-cash stock based compensation expense and amortization expense of intangibles from acquisitions.

  Financial Condition

  As of September 30, 2010, cash and cash equivalents totaled $22.0 million compared to $27.4 million as of December 31, 2009. Working capital increased to $67.3 million compared to $44.4 million as of December 31, 2009. Stockholders’ equity was $102.3 million compared to $77.8 million as of December 31, 2009. Cash used in operating activities was $12.9 million, primarily the result of an increase in accounts receivable due to increased sales, seasonally slow collections, and an increase in other receivables and certain prepaid expenses. The Company believes these are all seasonal factors and expects cash flow from operations to turn positive in the fourth quarter of 2010.

  Recent Events

    Effective October 31, 2010, Mr. Troy (Zhihai) Mao resigned from his position as the Company’s Chief Financial Officer for personal health reasons. The Company has engaged a qualified CFO replacement with extensive U.S. GAAP accounting, finance, capital markets, managerial and U.S. and China business experience. He has worked in the finance function at a Fortune 500 company and at a Big Four audit firm, and is a U.S. Certified Public Accountant. The Company plans to formally announce the new CFO by the end of the year, shortly before he officially joins the Company.

    On October 25, 2010, the Company announced that Deloitte Touche Tohmatsu included China TransInfo and its affiliate Beijing UNISITS Technology Co. Ltd. in the Deloitte Technology Fast 50 China 2010 program, recognizing the Company and its affiliate as being among the top 50 fastest growing high-tech companies in the technology sector in China.

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 5

    On October 20, 2010, China TransInfo announced that its affiliate, the Group Company, signed an agreement with Beijing Shiji Yingli Science and Technology Co., Ltd. (“Shiji Yingli”) whereby Shiji Yingli will contribute RMB 9.6 million (approximately $1.4 million) in cash and RMB 44.6 million (approximately $6.6 million) in intangible assets (mostly technology and intellectual property owned by Shiji Yingli) into the Group Company’s wholly owned subsidiary, Beijing Zhangcheng Science and Technology Co., Ltd. (“Beijing Zhangcheng”) in exchange for a 49% equity interest in Beijing Zhangcheng on a diluted basis. Following this transaction, the Group Company retains a 51% majority ownership of Beijing Zhangcheng.

  Business Outlook

  For fiscal 2010, China TransInfo continues to expect revenues of approximately $120 million. However, the Company is lowering its fiscal 2010 adjusted net income forecast from approximately $18 million to approximately $16.5 million.

  Mr. Xia added, “We are lowering our adjusted net income guidance to reflect our slower than expected improvement in gross margin in our existing business and the anticipated increase in expenses related to our services business as it enters its set-up and expansion phase. The sequential decline in our gross margin was primarily due to unexpected cost increases related to some of our projects during the quarter. We are seeing increased inflationary pressures in China. Our project execution and staffing costs have increased, while our existing project contracts are fixed in price. We expect to price our future projects to reflect the increasing costs of doing business in our market and control our project execution costs accordingly. We expect sustainable gross margins in our UNISITS business of between 20% and 25% and in our non-UNISITS government solutions business of approximately 45%. Over time, we expect to see a gradual improvement in our gross margin performance driven by focusing on higher margin projects and solutions in our UNISITS business, such as ETC, and by the expected growth in our higher margin recurring revenue service businesses.

  “We also expect to continue to leverage UNISITS’ technology and distribution channels to develop synergies with our other businesses. For example, our ETC business has benefited from UNISITS’ strong position in the highway market. Even though our ETC business is still in the pilot project stage and accounts for a very small percentage of our current revenues, we see significant upside potential in this business. Our ETC business is growing and is expected to generate a very healthy 50% gross margin. As we have previously announced, we recently won ETC contracts totaling RMB 44.6 million (approximately $6.7 million) . Of this amount, RMB 12 million is expected to be recognized this year, with the remaining RMB 32.6 million expected to be recognized in 2011 and 2012.”

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 6

  “We are also pleased to announce that our total sales backlog increased 29.4% to $110 million by the end of the third quarter from $85 million by the end of the second quarter. Our UNISITS backlog increased 40% to $70 million from $50 million and our non-UNISITS backlog increased 14.3% to $40 million from $35 million. We expect to recognize revenues from our UNISITS backlog over the next two years and from our non-UNISITS backlog over the next six months. Overall, we are very confident in our business and look forward to continued growth in our government solutions projects and the development of our recurring revenue services business in the fourth quarter and beyond. ”

  Conference Call

  The Company will host a conference call on Friday, November 12, 2010 at 8:00 a.m. Eastern Time to discuss its financial results for the third quarter ended September 30, 2010. Mr. Shudong Xia, Chairman and Chief Executive Officer, Ms. Danxia Huang, Interim Chief Financial Officer, and Ms. Fan Zhou, Investor Relations Director, will host the call. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 406-6165. International callers should dial +1 (706) 902-4263. When prompted by the operator, enter conference pass code 23188541. A replay will be available for 14 days starting on Friday, November 12, 2010 at 9:00 a.m. Eastern Time and can be accessed by dialing (800) 642-1687. International callers should dial +1 (706) 645-9291. When prompted, enter conference pass code 23188541.

  Use of Non-GAAP Financial Information

  GAAP results for the three and nine months ended September 30, 2010 and 2009 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management.

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 7

  Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of adjustments to GAAP results appears in Table 1 in this release.

  About China TransInfo

  China TransInfo, through its affiliate, the Group Company and the Group Company's PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology \national standards, the Company owns five patents and has won a majority of the model cases awarded by the PRC Ministry of Transportation. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company's website at http://www. chinatransinfo. com.

  Safe Harbor Statement

  This press release contains certain statements that may include "forward looking statements" . All statements other than statements of historical fact included herein are "forward -looking statements" . These forward looking statements are often identified by the use of forward -looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward -looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward -looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward -looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www. sec.gov). All forward -looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward -looking statements.

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 8

  –FINANCIAL TABLES FOLLOW —

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 9

Table 1: CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL DATA

	For the three months ended		For the three months ended		For the nine months ended		For the nine months ended
	Sept. 30, 2010		Sept. 30, 2009		Sept. 30, 2010		Sept. 30, 2009
		Diluted		Diluted		Diluted		Diluted
	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Adjusted Amount	4,714,324	0.19	4,049,363	0.18	11,008,220	0.45	8,432,861	0.38
Adjustments Amortization of intangible assets from acquisitions (1)	47,482	0.00	18,594	0.00	141,657	0.01	27,315	0.00
Non-cash share based compensation	416,278	0.02	55,542	0.00	1,247,043	0.05	181,940	0.01
Amount per consolidated statement of operations	4,250,564	0.17	3,975,227	0.18	9,619,520	0.39	8,223,606	0.37

(1)	Amortizations of intangible assets from acquisitions for Q1 2010 include amortizations of intangible assets from acquisitions of China TranWiseway in 2008 and UNISITS in 2009

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 10

Table 2: CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$35,039,549	$19,165,553	$83,972,930	$35,256,869
Cost of sales	24,470,292	11,809,948	55,288,528	19,896,690
Gross profit	10,569,257	7,355,605	28,684,402	15,360,179
Total operating Expenses	5,420,039	3,097,483	15,287,215	6,797,818
Income from operations	5,149,218	4,258,122	13,397,187	8,562,361
Non-operating income (expense):
Interest income	23,979	18,909	100,907	51,392
Interest expense	(122,747)	(42,038)	(326,058)	(132,027)
Subsidy income	673,568	188,829	1,427,592	308,113
Other expense, net	(135,633)	52,433	(210,462)	59,301
Total non-operating income (expenses)	439,167	218,133	991,979	286,779
Income before income taxes, non-controlling interests, and gain on equity investments in affiliates	5,588,385	4,476,255	14,389,166	8,849,140
Income taxes:	608,191	85,864	1,448,014	109,946
Net income before non-controlling interests and gain on equity investments in affiliates net income	4,980,194	4,390,391	12,941,152	8,739,194
Gain (loss) on equity investments in affiliates due to proportional shares of the affiliates net income	161,597		(139,992)
Net income before non-controlling interests	5,141,791	4,390,391	12,801,160	8,739,194
Non-controlling interests in net income of subsidiary	891,227	415,114	3,181,640	515,588
Net income	$4,250,564	$3,975,277	$9,619,520	$8,223,606
Weighted average number of shares of outstanding:
Basic	25,257,569	22,333,000	24,440,253	22,245,288
Diluted	25,318,470	22,579,496	24,504,221	22,485,924
Earnings per share -
Basic	$0.17	$0.18	$0.39	$0.37
Diluted	$0.17	$0.18	$0.39	$0.37
Comprehensive income
Net income including noncontrolling interest	$5,141,791	$4,390,391	$12,801,160	$8,739,194
Translation adjustments	1,321,438	(283,124)	1,662,836	(388,589)
Comprehensive income	$6,463,229	$4,107,267	$14,463,996	$8,350,605
Comprehensive income attributable to noncontrolling interest	$891,227	$415,114	$3,181,640	$515,588
Comprehensive income attributable to CTFO	$5,572,002	$3,692,153	$11,282,356	$7,835,017

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 11

Table 3: CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets

	September 30, 2010	December 31,
	(Unaudited)	2009
ASSETS

Cash and cash equivalents	$21,958,489	$27,400,420
Restricted cash	3,280,080	1,591,076
Accounts receivable, net of allowance for doubtful accounts of $45,805 and $38,209, respectively	24,661,107	14,968,778
Inventories	541,858	482,286
Costs and estimated earnings in excess of billings on incompleted contracts	40,512,371	33,853,708
Prepaid expenses and other current assets	19,218,800	5,871,997
Other receivables	12,187,681	8,416,096
Deferred income tax assets	25,172	28,715
Total current assets	122,385,558	92,613,076
Property and equipment, net	9,880,633	10,541,486
Long-term investments	7,964,665	8,027,122
Intangible assets, net	6,877,049	4,494,781
Goodwill	10,183,713	9,979,631
Other assets	272,051	826,671

Total assets	$157,563,669	$126,482,767

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$29,574,353	$20,728,539
Short-term borrowings from banks	9,056,850	7,481,700
Billings in excess of costs and estimated earnings on incompleted contracts	12,062,019	17,021,936
Accrued expenses and other current liabilities	4,368,178	3,022,140
Total current liabilities	55,061,400	48,254,315
Other long-term liabilities	242,963	389,489
Total liabilities	55,304,363	48,643,804
Commitments and contingencies	-	-
Stockholders’ equity
Preferred stock, $0.001 par value per share, authorized 10,000,000 shares, no shares issued and outstanding at	-	-
September 30, 2010 and December 31, 2009
Common stock, $0.001 par value per share, authorized 150,000,000 shares, issued and outstanding 25,257,569 and	25,258	22,453
22,452,745 shares, respectively
Additional paid-in capital	42,994,392	25,253,666
Retained earnings	41,567,843	31,948,323
Non-controlling interests	13,893,931	18,499,475
Accumulated other comprehensive income	3,777,882	2,115,046
Total stockholders’ equity	102,259,306	77,838,963

Total liabilities and stockholders’ equity	$157,563,669	$126,482,767

CTFO Reports Third Quarter Fiscal Year 2010 Results	page 12

Table 4: CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (unaudited)
	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,619,520	$8,223,606
Adjustments to reconcile net income to net cash provided by operating activities:
Non-controlling interests	3,181,640	515,588
Depreciation and amortization expense	1,488,333	881,349
Stock-based compensation	1,266,117	181,940
Gain on equity investments in affiliates due to proportional shares of the affiliates net income	139,992	(39,067)
Loss on disposal of property and equipment	(4,587)	500
Allowance for doubtful accounts	6,696	-
(Increase) Decrease in assets:
Restricted cash	(1,627,697)	(35,247)
Accounts receivable	(9,229,895)	(1,965,896)
Inventories	(48,844)	(255,245)
Prepaid expenses and other current assets	(13,047,015)	(169,599)
Other receivables	(4,040,994)	(2,058,231)
Cost of estimated earnings in excess of billings on incompleted contracts	(5,862,734)	(10,543,333)
Other assets	561,598	(464,622)
Decrease (Increase) in liabilities:
Accounts payable	8,276,361	3,788,025
Billings in excess of costs and estimated on incompleted contracts	(5,215,824)	(978,605)
Accrued expenses and other current liabilities	1,638,264	65,252
Net cash used in operating activities	(12,899,069)	(2,853,585)
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in other non-current asset	-	-
Proceeds from disposal of property and equipment	58,092	1,156
Purchases of property and equipment	(532,380)	(256,440)
Cash from acquisition	-	12,210,500
Purchases of long-term investment	(735,500)	-
Payments for acquisition of companies	(259,484)	(6,984,281)
Dividends from subsidiaries’ and variable interest entity	110,161	-
Purchases of intangible assets	(2,422,365)	(2,135,841)
Net cash used in investing activities	(3,781,476)	2,835,094

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	8,899,550	7,329,500
Payments of short-term borrowings	(7,502,100)	(2,931,800)
Non-controlling interest shareholders’ capital contribution	-	87,954
Proceeds from issuing common shares	10,000,000
Payments to related parties	-	(454,198)
Payments of transaction costs related to shares issuance	-	(32,500)
Payment of dividends from subsidiaries’ and variable interest entity	-	(1,871,613)
Payments for acquiring subsidiary	-	3,254,298
Payments to third parties for stock financing	(610,549)	-
Net cash provided by financing activities	10,786,901	5,381,641
Effect of foreign currency translation	451,713	(359,741)
Net decrease in cash and cash equivalents	(5,441,931)	5,003,409
Cash and cash equivalents – beginning of period	27,400,420	16,122,464

Cash and cash equivalents – end of period	$21,958,489	$21,125,873

Supplemental disclosures of cash flow information:
Interest paid	$326,058	$129,839
Income taxes paid	$599,848	$20,367

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